================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                              (AMENDMENT NO.     )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                 ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec.240.14a-12

                        CONSOLIDATED STORES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:


================================================================================

                                        1105 North Market Street
                      [LOGO]            Suite 1300
                                        P.O. Box 8985
                                        Wilmington, Delaware 19801

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1998

     Notice is hereby given that the Annual Meeting of Stockholders of Consolidated Stores Corporation will be held at the headquarters of the Company's principal operating subsidiary at 300 Phillipi Road, Columbus, Ohio, on Tuesday, May 19, 1998, at 9:00 A.M., local time, for the following purposes:

     1. To elect nine directors of the Company;

     2. To approve the 1998 Consolidated Stores Corporation Key Associate Annual Incentive Compensation Plan; and

     3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on March 27, 1998 are entitled to notice of and to vote at said meeting or any adjournment thereof.

     By order of the Board of Directors.

April 15, 1998

                                            ALBERT J. BELL,
                                            Executive Vice President, General
                                            Counsel and Secretary

                                ---------------

     STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                        1105 NORTH MARKET STREET
                        [LOGO]          SUITE 1300
                                        P.O. BOX 8985
                                        WILMINGTON, DELAWARE 19801

                                ---------------

                                PROXY STATEMENT

     This Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consolidated Stores Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 19, 1998. The Notice of Annual Meeting, this statement and the accompanying form of proxy, together with the Company's Annual Report to stockholders for the fiscal year ended January 31, 1998, are first being mailed to stockholders on or about April 15, 1998.

     The close of business on March 27, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At that date, the Company had outstanding 107,378,774 shares of Common Stock, $.01 par value per share ("Common Stock"). Each of the outstanding shares of Common Stock is entitled to one vote. The holders of Common Stock have no cumulative voting rights in the election of directors.

     All voting shall be governed by the Bylaws of the Company pursuant to the General Corporation Law of the State of Delaware. For purposes of Proposal One, the nine director nominees having the highest votes cast shall be elected. Votes will be cast for only those nominees for whom authority is given. For purposes of Proposals Two and Three, a majority of shares present and voting must be cast in favor of the respective proposal for it to be approved. In the case of any of the three proposals, Broker non-votes will be treated as votes not cast, and will not have any effect. Abstentions will be treated as shares not voted with respect to Proposal One, and will not be calculated in the tabulation. In the case of Proposals Two and Three, abstentions will be treated as votes cast against the respective proposal. A proxy may be revoked at any time before it is exercised by filing with the secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the meeting and giving notice of revocation to the secretary of the meeting, either in writing or in open meeting. Tabulation shall be performed by National City Bank, the Company's Transfer Agent, as inspected by duly appointed officers of the Company.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     At the Annual Meeting, the shares of Common Stock represented by the proxies will be voted, unless otherwise specified, for the election as directors of the nine nominees named below. All nine nominees are currently directors of the Company. Proxies cannot be voted at the Annual Meeting for more than nine persons, although additional nominations can be made by stockholders at the meeting.

     Set forth below is certain information relating to the nominees for election as directors.

                                             PRINCIPAL OCCUPATION                    DIRECTOR
        NAME          AGE                   FOR THE PAST FIVE YEARS                   SINCE
        ----          ---                   -----------------------                  --------
Sheldon M. Berman     57    Chairman, Macaroons, Inc. (consumer research and          1994
                            marketing services); former Chairman, President and
                            founder, Shelly Berman Communicators (retail marketing
                            and advertising)

W. Eric Carlborg      34    Chief Financial Officer, Einstein Noah Bagel Corp.        1997
                            (retail restaurants/bakeries); former Vice
                            President--Alignment and Planning, Boston Chicken, Inc.
                            (retail restaurants); former Vice President--Corporate
                            Finance, Merrill Lynch Investment Banking (investment
                            banking)

Michael L. Glazer     50    President of the Company and President and Chief          1991
                            Executive Officer of K.B. Consolidated, Inc. and
                            subsidiaries; former President, The Bombay Company
                            (retail home furnishings)

William G. Kelley     52    Chairman of the Board and Chief Executive Officer of      1990
                            the Company

David T. Kollat       59    President and Founder, 22, Inc. (retail research and      1990
                            consulting)

Brenda J. Lauderback  47    former President--Wholesale Group, Nine West Group,       1997
                            Inc. (retail and wholesale footwear); former
                            President--Footwear Wholesale, U.S. Shoe Corporation
                            (retail and wholesale footwear); former Vice President,
                            General Merchandise Manager, Dayton Hudson Corporation
                            (retail stores)

Nathan P. Morton      49    Co-Chairman and Chief Executive Officer, Computer City    1990
                            (retail stores); Senior Partner, Channel Marketing
                            Corporation; former President and Chief Executive
                            Officer, Open Environment Corporation (software
                            development); former President and Chief Executive
                            Officer, Comp USA (retail stores)

Dennis B. Tishkoff    55    President and Chief Executive Officer, Shoe Corporation   1991
                            of America (retail footwear)

William A. Wickham    53    Chairman of the Board, SBC Advertising (advertising and   1992
                            corporate communications agency)

     Five meetings of the Board of Directors were held during the Company's fiscal year ended January 31, 1998 (sometimes hereinafter "fiscal 1997"). Each director attended at least 75% of the meetings of the Board, and the committees on which he or she served, during the period for which he or she served as a director during fiscal 1997.

     The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee. Messrs. Wickham, Carlborg and Ms. Lauderback are the members of the Audit Committee, which monitors the activities of the Company's independent auditors and its internal audit functions. The Audit Committee met twice during fiscal 1997. Messrs. Kollat, Morton and Tishkoff are the members of the Compensation Committee, which administers the Company's stock option plans and advises the Board of Directors with respect to compensation matters. The Compensation Committee met once during fiscal 1997. Messrs. Kelley, Berman and Glazer are the members of the Nominating Committee, which is responsible for interviewing and nominating candidates for election as Directors of the Company. The Nominating Committee met once during fiscal 1997. The Nominating Committee will not consider nominees recommended by security holders.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Kelley is a director of National City Bank. Mr. Glazer is a director of Brookstone, Inc. Mr. Kollat is a director of The Limited, Inc., Cooker Restaurant Corp., SBC Advertising, AEI Music Network, Pipeliner Systems, Inc., Cheryl & Co., Christy & Associates, Select Comfort, Inc., and Wolverine Worldwide, Inc. Ms. Lauderback is a director of Irwin Financial Corporation.

     The Company customarily retains SBC Advertising for communications and advertising services and AEI Music Network for licensed music broadcasting in stores and other facilities. During fiscal 1997, the Company paid fees in the amount of $777,181.12, and $1,003,721.00 to SBC Advertising and AEI Music Network, respectively.

     DIRECTOR'S REMUNERATION. Pursuant to arrangements with the Company, certain directors who are not officers and who are not involved in the daily affairs of managing the Company receive an annual retainer of $18,000, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. During fiscal 1997, seven directors, Messrs. Berman, Carlborg, Kollat, Morton, Tishkoff, Wickham and Ms. Lauderback, were parties to such arrangements. In addition, such directors constitute outside directors and receive stock option grants under the Director Stock Option Plan. Each of the aforenamed directors received an option to acquire 5,000 shares of Common Stock pursuant to the Director Stock Option Plan during fiscal 1997. (Please see Director Stock Option Plan.)

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of January 31, 1998, certain information with regard to the beneficial ownership of the Company's Common Stock by each holder of 5% of such stock, each director individually, each of the five executive officers named in the Summary Compensation Table, and all officers and directors of the Company as a group.

                                                                         AMOUNT AND         PERCENT OF
        TITLE OF                  NAME OF BENEFICIAL OWNER          NATURE OF BENEFICIAL    OUTSTANDING
         CLASS                      OR IDENTITY OF GROUP               OWNERSHIP (1)        SHARES (1)
        --------                  ------------------------          --------------------    -----------
Common Stock                Albert J. Bell                                   81,671                *
Common Stock                Sheldon M. Berman (2)                            27,813                *
Common Stock                W. Eric Carlborg                                      0                *
Common Stock                Charles C. Freidenberg                          187,544                *
Common Stock                Michael L. Glazer                               422,527                *
Common Stock                William G. Kelley                             3,752,086             3.49%

                                                                         AMOUNT AND         PERCENT OF
        TITLE OF                  NAME OF BENEFICIAL OWNER          NATURE OF BENEFICIAL    OUTSTANDING
         CLASS                      OR IDENTITY OF GROUP               OWNERSHIP (1)        SHARES (1)
        --------                  ------------------------          --------------------    -----------
Common Stock                David T. Kollat                                 105,472                *
Common Stock                Brenda J. Lauderback                                  0                *
Common Stock                Nathan P. Morton                                 45,316                *
Common Stock                Michael J. Potter                                95,745                *
Common Stock                Dennis B. Tishkoff                               38,673                *
Common Stock                William A. Wickham (3)                          140,624                *
Common Stock                The Capital Group Companies, Inc (4)          4,635,420             5.50%
Common Stock                FMR Corp. (5)                                12,351,273            14.64%
Common Stock                Putnam Investments, Inc. (6)                  7,149,068             8.00%
Common Stock                All directors & executive                     4,989,865             4.65%
                            officers as a group (18 Persons)

---------------

* Represents less than 1% of the outstanding Common Stock.

(1) The persons named in the table, other than The Capital Group Companies, Inc. (see note (4) below), FMR Corp. (see note (5) below), and Putnam Investments, Inc. (see note (6) below), respectively, have sole voting power and investment power with respect to all shares of Common Stock subject to the information contained in the footnotes to this table. The amounts described in the table are adjusted to account for the 5 for 4 stock splits which occurred in December, 1996 and June, 1997, and include shares that may be acquired within 60 days of the record date under stock options exercisable within that period. Percentage ownership was based on shares of Common Stock outstanding at January 31, 1998, unless otherwise stated. Of the shares reported for Messrs. Bell, Berman, Carlborg, Freidenberg, Glazer, Kelley, Kollat, Morton, Potter, Tishkoff, Wickham, Ms. Lauderback and for all directors and executive officers as a group, 79,690, 14,064, 0, 182,816, 369,337, 3,707,738, 45,316, 21,877, 94,068, 37,503, 29,690, 0, and
    4,664,295, respectively, are shares which may be acquired within 60 days of the record date pursuant to exercisable stock options.

(2) Includes 2,500 shares owned by Macaroons, Inc.

(3) Includes 65,000 shares which are owned by SBC Advertising, Inc.

(4) In its Schedule 13G dated February 10, 1998, and its accompanying materials, The Capital Group Companies, Inc., stated that through its operating subsidiaries it beneficially owned the shares reported in the table as of December 31, 1997, of which 4,375,940 shares (5.2% of the Common Stock at that date) are beneficially owned by Capital Research and Management Company. In its Schedule 13G, The Capital Group Companies, Inc., reported sole voting power over 227,040 shares, and sole dispositive power over 4,635,420 shares.

(5) In its Schedule 13G dated February 14, 1998, and its accompanying materials, FMR Corp. stated that it beneficially owned the number of shares reported in the table as of December 31, 1997, which number includes 11,234,772 shares (13.31% of the Common Stock at that date) beneficially owned by Fidelity Management & Research Company in its capacity as investment advisor to various investment companies registered under Section 8 of the Investment Company Act; and 1,115,376 shares (1.32% of the Common Stock at that date) beneficially owned by Fidelity Management Trust Company as a result of its serving as investment manager for various institutional accounts. Of the shares reported in the table above, FMR Corp. has sole voting power over 693,159 shares, and sole dispositive power over 12,351,273 shares.

(6) In its Schedule 13G dated January 16, 1998, and its accompanying materials, Putnam Investments, Inc. stated that it beneficially owned the number of shares reported in the table as of December 31, 1997, which number includes 4,798,248 shares (6.0% of the Common Stock at that date) beneficially owned by Putnam Investment Management, Inc. in its capacity as investment advisor to the Putnam family of mutual funds; and 2,350,820 shares (2.0% of the Common Stock at that date) beneficially owned by Putnam Advisory Company, Inc., which is the investment advisor to Putnam's institutional clients. Of the shares reported in the table above, Putnam Investments, Inc. has the shared voting power over 1,599,452 shares, and shared dispositive power over 7,149,068 shares.

     The addresses of the persons shown in the table above as a beneficial owner of more than 5% of the Company's Common Stock are as follows: The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, CA 90071; FMR Corp., 82 Devonshire Street, Boston, MA 02109; and Putnam Investments, Inc., One Post Office Square, Boston, MA 02109.

                             EXECUTIVE COMPENSATION

                 EXECUTIVE COMPENSATION REPORT OF THE COMPANY'S
                             COMPENSATION COMMITTEE

     Compensation of the Company's executive officers is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of three independent, non-employee directors. Messrs. Kollat, Morton and Tishkoff comprise the Committee.

     The Committee believes that the key to the Company's success is the strong performance of its executive officers. Consequently, the Committee applies aggressive compensation incentives, both short term and long term, to maximize stockholder value. The Committee feels that these incentives should be implemented with a high degree of responsiveness to the performance of the Company. To achieve this responsiveness, importance is placed upon executive officer participation in the Company's performance through equity ownership, and through bonuses based upon the Company's performance. The basic compensation components for all executive officers, including the Company's Chief Executive Officer ("CEO"), consist of salary, bonus, and stock options. Utilizing these components, the Committee believes that it properly aligns the financial interests and success of executive officers with those of the stockholders.

CEO SALARY

     Mr. Kelley's salary was originally set by his employment agreement dated December 12, 1989. Mr. Kelley's employment agreement does not provide for any automatic salary increases. Instead, such increases (if any) are made in the sole discretion of the Committee. The Committee has chosen not to adopt any specific schedule of salary increases, and may adjust Mr. Kelley's salary without regard to adjustments in the salaries of other executive officers of the Company. Generally, the Committee looks to factors such as the Company's planned and actual increase in pretax income, market performance of its Common Stock, and business growth, in determining the amount of Mr. Kelley's salary increase. The Committee does not weight such factors in advance or tie Mr. Kelley's salary to specific performance criteria.

CEO BONUS

     Typically, Mr. Kelley's bonus would be determined in accordance with the Company's Key Associate Annual Incentive Compensation Plan. Bonuses under the Company's Key Associate Annual Incentive Compensation Plan are based upon the Company's achievement of specific annual earnings targets established at the beginning of the fiscal year by the Committee. The Committee derives its targets from the planned earnings per share for the fiscal year established at the beginning of the fiscal year by the Board of Directors. In fiscal 1997, the Company's successful acquisition of Mac Frugal's Bargains Close-out Inc. ("Mac Frugal's") resulted in certain unusual or infrequent charges which negatively impacted the Company's earnings. As a result, Mr. Kelley did not receive a bonus under the Company's Key Associate Annual Incentive Compensation Plan.

     Recognizing that the unusual or infrequent charges associated with the Mac Frugal's acquisition and the corresponding impact upon the Company's earnings related for the most part to integration costs, transaction related costs, and nonrecurring costs, and further recognizing Mr. Kelley's other contributions throughout fiscal 1997, the Committee granted Mr. Kelley a discretionary bonus. In determining the amount of Mr. Kelley's bonus, the Committee, without attempting to weigh such factors, looked to indicators such as the Company's planned and actual increase in pretax income, market performance of its Common Stock, business growth and the successful completion of the Mac Frugal's acquisition. Although the Committee's determination was subjective in nature and Mr. Kelley's bonus was granted notwithstanding the Company's failure to meet the relevant performance criteria under the Company's Key Associate Annual Incentive Compensation Plan, the Committee believes Mr. Kelley's efforts in fiscal 1997 will enhance the profitability of the Company and continue to create value for stockholders.

CEO EQUITY INCENTIVES

     The Committee believes that the grant of significant annual equity awards to Mr. Kelley further links Mr. Kelley's interests with the interests of the stockholders. Consistent with these objectives, Mr. Kelley's equity interests in the Company, through stock purchase options and restricted stock, comprise his primary compensation, and align his personal rewards and motivation with Company performance and stockholder value. Mr. Kelley's stock purchase options have an exercise price equal to the market value of the Company's Common Stock at the date each option is granted. Mr. Kelley's stock purchase options typically become exercisable ("vest") over time during employment, usually in equal amounts over a 5 year period.

NON-CEO SALARY

     The salary component for executive officers other than the CEO is initially based upon informally gathered information about comparable positions at similarly sized companies, as adjusted to reflect the experience and expertise of the individual. The Company limits the comparison market to Columbus, Ohio wherever possible. Salaries are reviewed annually, and are adjusted to reflect growth in the individual's performance, as well as the individual's relative contribution to the overall performance of the Company. Salary adjustments are subjectively determined, and are not formally tied to Company performance.

NON-CEO BONUS

     The bonus component for non-CEO executive officers is typically determined in accordance with the Company's Key Associate Annual Incentive Compensation Plan. The bonus component for executive officers other than the CEO consists of a percentage of salary earned as the Company achieves specific earnings targets that are set by the Committee at the beginning of each fiscal year. The percentage of salary is set by position level, and is subjectively determined. The Committee believes that a significant portion of the total compensation of the executive officers should be bonus and tied to the Company's performance.

     As discussed above, the Company's successful acquisition of Mac Frugal's resulted in certain unusual or infrequent charges which negatively impacted the Company's earnings. As a result, no executive officer received a bonus under the Company's Key Associate Annual Incentive Compensation Plan. Once again recognizing the nature of these charges, and further recognizing the other contributions made by the executive officers throughout fiscal 1997, the Committee granted discretionary bonuses, in varying amounts, to the executive officers. In determining the amount of each executive officer's bonus, the Committee, without attempting to weigh such factors, looked to indicators such as the Company's planned and actual increase in pretax income, divisional business growth, the successful completion of the Mac Frugal's acquisition, and personal performance. Although the Committee's determination was subjective in nature and all of the non-CEO executive officers' bonuses were granted notwithstanding the Company's failure to meet the relevant performance criteria under the Company's Key Associate Annual Incentive Compensation Plan, the Committee believes the executive officers' efforts in fiscal 1997 will enhance the profitability of the Company and continue to create value for stockholders.

NON-CEO EQUITY INCENTIVES

     The equity participation component for executive officers other than the CEO consists primarily of stock purchase options. Stock purchase options are granted at the discretion of the Committee, usually only once per year, in an amount determined by position and performance, and with an exercise price equal to the market value of the stock at the time of grant. In addition, stock options are sometimes granted in connection with the promotion of an individual to a greater level of responsibility. The number of shares per option grant is set in advance by position, subject to adjustment, based upon the Committee's subjective perception of the individual's performance. Options typically vest over a five year period, based upon time passage during employment and not based upon performance criteria. The Committee's determination of the timing and amount of each grant is subjective, based upon its assessment of the need and appropriateness of each grant, in light of the performance of the respective executive officer and the performance of the Company as a whole. The Committee considers the recommendation of, and relies upon information provided by, the CEO in making its assessment and reaching its decision. The Committee believes that its policy in determining stock option grants best utilizes stock options as a specific long-term performance incentive, by basing an important portion of the executive officers compensation upon the future performance of the Company's Common Stock.

DEDUCTIBILITY OF ANNUAL COMPENSATION OVER $1 MILLION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally limits the tax deductibility for federal income tax purposes of compensation paid to the Company's CEO and the four highest compensated executive officers (other than the CEO) in excess of $1 million. Compensation in excess of $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Although the Company has taken the necessary actions to preserve the deductibility of payments made under the Company's compensation plans, nonperformance-based compensation, such as the discretionary bonuses described above, may not be fully deductible.

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
David T. Kollat, Chairman
Nathan P. Morton
Dennis B. Tishkoff

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the individual compensation paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for services in all capacities to the Company for fiscal years 1997, 1996, and 1995.

                                            ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                              -----------------------------------------------   --------------------------------
                                                                                       AWARDS           PAYOUTS
                                                                                --------------------   ---------
                                                                                RESTRICTED             LONG-TERM
                                                                                  STOCK       STOCK    INCENTIVE    ALL OTHER
                              FISCAL     SALARY       BONUS         OTHER         AWARDS     OPTIONS    PAYOUTS    COMPENSATION
     NAME AND POSITION         YEAR       ($)          ($)           ($)          ($)(d)     (#)(e)       ($)          ($)
     -----------------        ------   ----------   ----------   ------------   ----------   -------   ---------   ------------
William G. Kelley, Chairman    1997     $850,000    $1,700,000     $     --(a)  $       --        --         --      $16,773(f)(g)
    of the Board and           1996      651,000       878,850       55,995(b)          --   317,500         --       15,037(f)(g)
    Chief Executive Officer    1995      620,000       527,000       75,442(b)   2,062,500   195,313         --        5,625(f)

Michael L. Glazer, President   1997      600,000     1,200,000           --(a)          --        --         --        6,400(f)(g)
                               1996      472,500       637,875       62,224(c)          --   285,000         --        6,000(f)(g)
                               1995      328,846       382,500       64,119(c)   1,662,500   390,625         --           --

Albert J. Bell,                1997      300,000       360,000           --(a)          --        --         --        8,938(f)(g)
    Executive Vice             1996      225,000       182,250           --(a)          --    62,500         --        8,170(f)(g)
      President,
    General Counsel and        1995      200,000        68,000           --(a)          --   117,188         --        5,625(f)
    Secretary
Michael J. Potter,             1997      300,000       360,000           --(a)          --        --         --        8,289(f)(g)
    Executive Vice President   1996      225,000       182,250           --(a)          --    62,500         --        7,546(f)(g)
    and Chief Financial        1995      200,000        68,000           --(a)          --   128,126         --        4,038(f)
    Officer
Charles C. Freidenberg         1997      300,000       153,000           --(a)          --        --         --       19,686(f)(g)
    Sr. Vice President,        1996      275,000       222,750           --(a)          --    62,500         --       18,583(f)(g)
    Merchandising              1995      228,750       106,250           --(a)          --   195,313         --        5,625(f)

---------------

(a) Exclusive of the value of perquisites or other personal benefits because they do not exceed the lesser of $50,000 or 10% of total annual salary and bonus for the named executive officer.

(b) Includes $29,719 and $31,500 of interest foregone by the Company in fiscal 1996 and 1995, respectively, on a $450,000 second mortgage loan made to Mr. Kelley by the Company in 1991. This loan was repaid in full in fiscal 1996. The loan was in connection with relocation assistance provided in Mr. Kelley's employment agreement, was payable on demand, and secured by a second mortgage.

(c) Includes $32,433 and $53,712 in 1996 and 1995, respectively, for relocation assistance provided to Mr. Glazer.

(d) The amount shown represents the dollar value of restricted stock made during the indicated year, calculated by multiplying the closing price of unrestricted shares of the Company's Common Stock on the date of grant by the number of shares awarded. There are no restricted shares held by named executive officers as of January 31, 1998, as to which restrictions pursuant to the award had not lapsed.

    Pursuant to terms of the restricted stock award on March 26, 1996, April 1, 1996, and September 19, 1996, an aggregate 100,000 shares vested with Messrs. Kelley and Glazer, each, when the Company's Common Stock closed on the New York Stock Exchange at a price equal to or above $30, $35, and $40 per share, respectively.

(e) Non-qualified options granted pursuant to the 1996 Incentive Performance Plan and The Executive Stock Option and Stock Appreciation Rights Plan, as adjusted to account for the 5 for 4 stock splits which occurred in December, 1996 and June, 1997.

(f) Company matching contribution to the Consolidated Stores Corporation Savings Plan (401K) and/or Consolidated Stores Corporation Supplemental Savings Plan (Top Hat). For fiscal 1997 and 1996 the matching contribution was $6,400 and $6,000, respectively, for all named individuals.

(g) Accruals to the Consolidated Stores Corporation Supplemental Defined Benefit Pension Plan for fiscal 1997 for Messrs. Kelley, Glazer, Bell, Potter, and Freidenberg were $10,373, 0, $2,538, $1,889, and $13,286, respectively.
    Accruals for fiscal 1996 for Messrs. Kelley, Glazer, Bell, Potter, and Freidenberg were $9,037, 0, $2,170, $1,546, and $12,583, respectively.

     EMPLOYMENT AGREEMENTS. In 1989, the Company entered into an employment agreement with Mr. Kelley, and in 1995, the Company entered into employment agreements with Messrs. Glazer and Freidenberg, each for an indefinite term. The terms of these agreements are substantially similar and they are described collectively herein except where their terms materially differ. The agreements provide for an annual base salary as increased by the Board of Directors and an annual bonus based on the Company's level of achievement of certain performance goals during the year as established by the Board of Directors, provided that bonuses were not payable under the agreements unless the Company achieved a minimum threshold of its target earnings per share, and in any event were subject to a maximum of 200% of the base salary, for fiscal 1997. Each of the agreements requires that the individual employee devote his full business time to the business of the Company and prohibits him from competing with the Company during his employment and for a two-year period thereafter (six months in the event of termination of employment following a "Change of Control," as such term is defined in the agreements).

     Mr. Kelley's agreement provides that in the event he is terminated without cause, or if his employment terminates for any reason within one year of a Change of Control, Mr. Kelley will become entitled to receive continued salary payments and benefits for one year and will receive a pro-rata bonus for the fiscal year in which the termination occurs. In addition, with respect to the stock options granted pursuant to his employment agreement, Mr. Kelley's stock options will continue to vest in a pro-rata manner during the fiscal year in which he is terminated in the event he is terminated without cause, and will become fully vested following a Change of Control. Mr. Glazer's agreement provides that in the event that he is terminated without cause, he suffers a diminution in duties, title or authority, or if his employment is terminated for any reason within one year of a Change of Control, he will receive continued salary payments and benefits for one year plus a pro-rata bonus for the fiscal year in which the termination occurs, and all of his stock options granted in connection with his employment agreement will become vested and exercisable. Mr. Freidenberg's agreement provides that if he is terminated without cause or his employment terminates for any reason within one year of a Change of Control, he will continue to receive salary payments for the two year non-compete period if the Company elects to enforce the restrictive covenant, plus continued benefits for that period. If the company elects not to enforce the non-compete provision, Mr. Freidenberg will continue to receive his salary and benefits for a period of 365 days, unless he is re-employed prior to the expiration of the payment period. Also in the event of a Change of Control, Mr. Freidenberg's stock options granted in connection with his employment agreement will become vested and exercisable. Messrs. Bell and Potter do not have employment agreements.

     In addition, a Change of Control of the Company would cause Messrs. Kelley, Glazer and Freidenberg to receive a payment in the amount necessary to hold him harmless from the effects of Section 280G and 4999, respectively, of the Code, which Code sections could subject the payments due under these employment agreements to excise tax liability (see also "Severance Agreements"). The compensation payable on account of a Change of Control may be subject to the deductibility limitations of Sections 162(m) and 280G of the Code.

     The following tables reflect the (i) number and value of options granted in fiscal 1997 to the individuals named in the Summary Compensation Table and (ii) the aggregate exercises and number and value of exercisable and unexercisable options at January 31, 1998, for those named individuals.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZED
                                                INDIVIDUAL GRANTS(a)                                 VALUE AT
                           ---------------------------------------------------------------        ASSUMED ANNUAL
                                         PCT. OF TOTAL                                            RATES OF STOCK
                           SECURITIES       OPTIONS                                           PRICE APPRECIATION FOR
                           UNDERLYING     GRANTED TO                                               OPTION TERM
                            OPTIONS      EMPLOYEES IN     EXERCISE PRICE     EXPIRATION       ----------------------
          NAME              GRANTED       FISCAL YEAR       PER SHARE           DATE             5%           10%
          ----             ----------    -------------    --------------     ----------          --           ---
William G. Kelley             --              --              --                --               --           --
Michael L. Glazer             --              --              --                --               --           --
Albert J. Bell                --              --              --                --               --           --
Michael J. Potter             --              --              --                --               --           --
Charles C. Freidenberg        --              --              --                --               --           --

---------------

(a) As noted, no stock options were granted to any of the named individuals in the Summary Compensation Table in fiscal 1997.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                 UNEXERCISED OPTIONS AT JANUARY 31, 1998
                                                        ----------------------------------------------------------
                            NUMBER OF                                                    VALUE OF IN-THE-MONEY
                             SHARES                        NUMBER OF OPTIONS(b)                OPTIONS(c)
                           ACQUIRED ON      VALUE       ---------------------------   ----------------------------
          NAME              EXERCISE     REALIZED(a)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
          ----             -----------   -----------    -----------   -------------   -----------    -------------
William G. Kelley                --        $     --      3,383,988       661,249      $120,333,719    $14,563,377
Michael L. Glazer                --              --        187,502       519,375         5,661,002     11,115,797
Albert J. Bell               31,250         623,000         59,378       137,498         1,713,384      3,062,379
Michael J. Potter            31,250         734,000         75,475       146,402         2,210,030      3,359,390
Charles C. Freidenberg           --              --        150,004       190,623         4,550,123      4,701,145

---------------

(a) Difference of the sales price on the dates of exercise and the option exercise price.

(b) Adjusted to account for the 5 for 4 stock splits which occurred in December, 1996 and June, 1997.

(c) Based on the fair market value ($41.125) of Consolidated Stores Corporation Common Stock at January 31, 1998 minus the aggregate exercise prices.

COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN

     The following graph demonstrates a five year comparison of cumulative total return for Consolidated Stores Corporation, the Standard & Poor's 500 Index and the Standard & Poor's Retail Stores Index.

              COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN (a)

                                                    CONSOLIDATED
               MEASUREMENT PERIOD                      STORES          S&P RETAIL
             (FISCAL YEAR COVERED)                  CORPORATION          STORES           S&P 500
1993                                                 $100.00            $100.00          $100.00
1994                                                  105.84              96.38           112.88
1995                                                  108.03              89.25           113.48
1996                                                  116.79              96.23           157.35
1997                                                  239.96             114.87           196.80
1998                                                  375.23             170.34           252.30

(a) Assumes $100 invested on January 31, 1993 in Consolidated Stores Corporation Common Stock compared to the same amount invested in the other funds shown at the same time. Dividends, if any, are assumed to be reinvested.

COMPENSATION PLANS AND ARRANGEMENTS

DIRECTOR STOCK OPTION PLAN. The Director Stock Option Plan is administered by the Compensation Committee pursuant to an established formula. Neither the Board of Directors nor the Compensation Committee exercise any discretion in administering the plan, and the administration performed by the Compensation Committee is ministerial in nature. The formula which governs the grant of stock options to eligible participants may be amended by the Board of Directors, but not more frequently than once in any six month period. Under the current formula, each of the outside directors who are not otherwise ineligible are granted annually stock options for the purchase of 5,000 shares of the Company's Common Stock, for an exercise price equal to 100% of the fair market value on the date of grant. Each annual grant occurs on the last day of the quarterly trading period next following the Annual Meeting of Stockholders.

Options granted under the Director Stock Option Plan become exercisable over three years beginning upon the first annual anniversary of the grant date, whereby the option becomes exercisable for 20% of the shares on the first anniversary, 60% on the second anniversary, and 100% on the third anniversary, respectively. Options granted automatically terminate ten years and one month following the date of grant. An optionee may exercise a stock option only during specific quarterly trading periods, and only if at all times during the period beginning on the date such option was granted and ending on the day three months before the date of exercise, he or she was a director of the Company.

Options granted under the Director Stock Option Plan are not transferable other than by will or the laws of descent and distribution.

1996 PERFORMANCE INCENTIVE PLAN. The 1996 Performance Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Committee determines the individuals to whom Awards are to be made, the number of shares, if any, to be covered by each Award, the term of the Award, its vesting, exercise period or settlement, the type of consideration, if any, to be paid to the Company upon exercise of an Award, and all other terms and conditions of the Awards. The purpose of the 1996 Performance Incentive Plan is to provide a flexible, long-term vehicle to attract, retain and motivate officers and employees. The 1996 Performance Incentive Plan authorizes the grant of incentive or nonqualified stock options, stock appreciation rights, restricted stock, stock equivalent unit and performance unit awards (collectively referred to as "Awards"), any of which may be granted on a stand alone, combination or tandem basis.

The number of shares of Common Stock available for delivery under the 1996 Performance Incentive Plan consists of an initial allocation of 2,000,000 shares (3,125,000 shares as adjusted to account for the 5 for 4 stock splits which occurred in December, 1996 and June, 1997), which is increased, beginning with the fiscal year in which the 1996 Performance Incentive Plan is in effect and during each fiscal year following, by a number of shares equal to one percent (1.0%) of the total number of issued shares of Common Stock as of the start of each of the Company's fiscal years. Unused shares from previous fiscal years remain available for delivery under the 1996 Performance Incentive Plan; provided, that in any event, the total awards of stock options or restricted stock outstanding and shares available for use under the 1996 Performance Incentive Plan combined with any awards of stock options or restricted stock outstanding from any other plan of the Company shall not exceed fifteen percent (15%) of the total shares of issued and outstanding Common Stock as of any measurement date.

The 1996 Performance Incentive Plan limits the number of shares of Common Stock that can be represented by stock options, stock appreciation rights, or restricted stock and awarded to any employee during any single fiscal year to no more than 1,000,000 shares. As a further limitation, the maximum amount of compensation with respect to performance units and stock equivalent units that may be paid in any one fiscal year (within the meaning of Section 162(m) of the Code) to anyone participant with respect to any one fiscal year is $2,000,000.

Awards under the 1996 Performance Incentive Plan may be made to any employee of the Company or its affiliates designated by the Committee. Historically, options have been granted to approximately 200 employees in any given year.

The 1996 Performance Incentive Plan provides for the Award of options which may be either incentive stock options or non-qualified options. For both incentive and non-qualified options, the exercise price may be not less than 100 percent of the fair market value of a share of Common Stock at the time the option is granted. Any option intended to qualify as an incentive stock option must meet all requirements of Section 422 of the Code. The Committee may grant stock appreciation rights to any eligible employee on such terms as the Committee may determine.

The Committee may grant shares of restricted stock, stock equivalent units, and performance units, subject to such conditions and restrictions as the 1996 Performance Incentive Plan specifies and otherwise as the Committee may determine. These grants may be made alone or in tandem with other Awards. Stock equivalent units and performance units may be payable upon vesting in cash, or may be convertible to common Stock or other form of value determined by the Committee.

No Award under the 1996 Performance Incentive Plan may be assigned or transferred by the grantee other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined by the Code) or as may otherwise be permitted by the Committee. In the absence of the first two exceptions, all rights may be exercised during the grantee's lifetime only by the grantee.

The Committee may from time to time, at its discretion, amend or terminate the 1996 Performance Incentive Plan, except that no such amendment or termination shall impair any rights under any Award made prior to the amendment's effective date without the consent of the grantee, and provided that no such amendment shall increase the number of shares available to the 1996 Performance Incentive Plan or change the price at which stock options or stock appreciation rights may be granted unless approved by stockholders in accordance with applicable laws and regulations. The 1996 Performance Incentive Plan shall terminate on February 3, 2006, or such earlier date as the Board may determine.

PENSION PLAN AND TRUST. The Company maintains a noncontributory defined benefit pension plan (the "Pension Plan") for all employees whose hire date precedes April 1, 1994, who have reached the age of 21 and who have worked for the Company for more than one year. The amount of the Company's annual contribution to the Pension Plan is actuarially determined to accumulate sufficient funds to maintain projected benefits. Effective January 1, 1993, the computation of annual retirement benefits payable upon retirement under the Pension Plan is 1% of final average annual compensation multiplied by the years of service up to a maximum of 25. This benefit is payable when a participant reaches the normal retirement age of 65. However, the Pension Plan does provide an early retirement option, and employment beyond the normal retirement age is permitted by agreement with the Company. For purposes of calculating benefits under the Pension Plan, compensation is defined to include a two month equivalent of the total cash remuneration (including overtime) paid for services rendered during a plan year prior to salary reductions pursuant to Sections 401(k) or 125 of the Code, including bonuses, incentive compensation, severance pay, disability payments and other forms of irregular payments. Effective January 1, 1996, the benefits accrued for certain highly compensated individuals, including all executive officers, was frozen at the then current levels.

The table below illustrates the amount of annual benefit payable at age 65 to a person in the specified average compensation and years of service classifications under the Pension Plan.

      FINAL                   YEARS OF SERVICE
     AVERAGE        -------------------------------------
   COMPENSATION       10        15        20        25
   ------------     -------   -------   -------   -------
     $100,000       $10,000   $15,000   $20,000   $25,000
     $125,000       $12,500   $18,750   $25,000   $31,250
     $150,000       $15,000   $22,500   $30,000   $37,500
$152,000 and above  $15,200   $22,800   $30,400   $38,000

     The maximum annual benefit payable under the Pension Plan is restricted by the Internal Revenue Code. At January 1, 1998, the maximum final five year average compensation is $152,000. At January 1, 1998,

Mr. Kelley had 7 years of credited service, Mr. Glazer had none, Mr. Bell had 10 years, Mr. Potter had 6 years, and Mr. Freidenberg had 14 years.

     SUPPLEMENTAL PENSION PLAN. The Company maintains a non-qualified supplemental employee retirement plan ("Supplemental Pension Plan") for those executives whose benefits were frozen in the Pension Plan on or subsequent to January 1, 1996. The Supplemental Pension Plan constitutes a contract to pay benefits upon retirement as therein defined. The Supplemental Pension Plan is designed to pay the same benefits in the same amount as if the participants continued to accrue benefits under the Pension Plan. The Company has no obligation to fund the Supplemental Pension Plan, and all assets and amounts payable under the Supplemental Pension Plan are subject to the claims of general creditors of the Company. The table below illustrates the amount of annual benefit payable at age 65 to a person in the specified average compensation and years of service classification under the Supplemental Pension Plan.

      FINAL                   YEARS OF SERVICE
     AVERAGE        -------------------------------------
   COMPENSATION       10        15        20        25
   ------------     -------   -------   -------   -------
     $100,000       $10,000   $15,000   $20,000   $25,000
     $125,000       $12,500   $18,750   $25,000   $31,250
     $150,000       $15,000   $22,500   $30,000   $37,500
$152,000 and above  $15,200   $22,800   $30,400   $38,000

     SAVINGS PLAN. All of the executive officers referred to in the cash compensation table, as well as substantially all other full-time employees of the Company and its subsidiaries, are eligible to participate in the Consolidated Stores Corporation Savings Plan (the "Savings Plan" or "401K"). In order to participate in the Savings Plan, an eligible employee must satisfy applicable age and service requirements and must make contributions to the Savings Plan ("Participant Elective Contributions").

     Participant Elective Contributions are made through authorized payroll deductions to one or more of the several investment funds established under the Savings Plan. One of the funds is a Company Stock Fund which is invested solely in Common Stock of the Company. All Participant Elective Contributions are matched by the Company ("Employer Matching Contributions") at a rate of 100% for the first 2% of salary contributed, and 50% for the next 4% of salary contributed; however, only Participant Elective Contributions of up to six percent of the employee's compensation will be matched.

     Each participant has a nonforfeitable right to all accrued benefits pertaining to Participant Elective Contributions. Each participant also has a nonforfeitable right to all accrued benefits pertaining to Employer Matching Contributions in the event of retirement or other termination of employment (a) on or after the participant's 65th birthday, (b) on account of disability, or
(c) by reason of death. A participant whose employment terminates under other circumstances will have a nonforfeitable right to a portion of accrued benefits pertaining to Employer Matching Contributions determined under a schedule based on years of service. All other unvested accrued benefits will be forfeited.

     SUPPLEMENTAL SAVINGS PLAN. The Company maintains a non-qualified salary deferral plan (the "Supplemental Savings Plan" or "Top Hat") for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred salary, and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if the contributions had been made to the Savings Plan. The Company has no obligation to fund the Supplemental

Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of general creditors of the Company.

     EXECUTIVE BENEFIT PLAN. Most of the executive officers are eligible to participate in the Consolidated Stores Executive Benefit Plan (the "Benefit Plan"). The Benefit Plan is a supplemental health benefits plan which reimburses participants for medical costs incurred but not covered by the Consolidated Stores Associate Benefits Plan, up to an annual maximum reimbursement of $10,000 per participant. Amounts received by participants are treated as taxable income. Amounts received exceeding the applicable threshold by the five individuals named in the Summary Compensation Table are included in the amounts reflected in the values of personal benefits received by such individuals.

     EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENTS. Since April 18, 1989, the Company has maintained Executive Severance Agreements with certain of its key officers and employees (currently 77 persons). The agreements expire on the anniversary of their execution and are automatically extended on an annual basis unless the Company provides at least 90 days notice that any particular agreement will not be extended. The agreements provide for severance benefits if, within 24 months after a Change in Control (as defined in the agreements), the employee's employment is terminated by the Company (other than for Cause, as defined in the agreements), or the employee resigns because of a material change in the circumstances of his employment. For purposes of the agreements, "Change in Control" means any one or more of the following: (i) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of the Company entitled to vote for the election of directors; (ii) a majority of the Board of Directors is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors at any date consists of persons not so nominated and approved; or
(iii) the stockholders of the Company approve an agreement to merge or consolidate with another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including without limitation, a plan of liquidation). The agreements provide for the following severance benefits: (i) for certain officers (including Messrs. Bell and Potter) and employees having a position of vice president of the Company or above, a lump-sum payment equal to 200% of the employee's then-current annual salary; or
(ii) for other employees having a position of director of a department of the Company, a lump-sum payment equal to 100% of the employee's then-current annual salary. Messrs. Kelley, Glazer, and Freidenberg are not a party to such an agreement, but each have substantially similar provisions contained in his respective employment agreement permitting a severance benefit of up to 100% of his then current annual salary. In addition, the Executive Stock Option Plan and each of the above described employment agreements, each provide for immediate vesting of all outstanding options and shares, respectively, in the event of such a Change in Control (please see the Fiscal Year End Option Values table above). The employee will also become entitled to reimbursement of legal fees and expenses incurred by the employee in seeking to enforce his rights under his agreement. In addition, to the extent that payments to the employee pursuant to his agreement (together with any other amounts received by the employee in connection with a Change in Control) would result in triggering the provisions of Sections 280G and 4999 of the Code, each agreement provides for the payment of an additional amount (the "Tax Gross-Up Amount") such that the employee receives, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. Under proposed income tax regulations, compensation payable on change in control is subject to the income tax deduction limitations.

       PROPOSAL TWO: APPROVAL OF THE 1998 CONSOLIDATED STORES CORPORATION
                KEY ASSOCIATE ANNUAL INCENTIVE COMPENSATION PLAN

     The 1998 Consolidated Stores Corporation Key Associate Annual Incentive Compensation Plan (the "Plan") was adopted, subject to stockholder approval, by the Board of Directors on February 24, 1998. The Plan was adopted to replace the Company's existing Key Associate Annual Incentive Compensation Plan. The Plan reflects changes brought about by Statement of Financial Accounting Standards No. 128 ("FAS 128"). Specifically, FAS 128 changed the presentation of earnings per share data on the Company's income statement and notes to the financial statements. The relevant performance goals/targets of the Plan conform to the changes brought about by FAS 128. Additionally, the Plan provides increased flexibility under section 162(m) of the Code when unusual or infrequent items occur that are not representative of the Company's ongoing operations.

     The Plan is designed to (i) assist Consolidated Stores Corporation in attracting, retaining and motivating employees, (ii) align Participants' interests with those of the Company's stockholders and (iii) qualify compensation paid to Participants who are "Covered Employees" as "other performance-based compensation" within the meaning of section 162(m) of the Code, or any similar successor provision. The following is a summary of the proposed features of the Plan, which is qualified in its entirety by reference to the Plan, a copy of which is attached as Appendix A to this Proxy Statement.

     Each key associate of the Company who is approved for participation in the Plan by the Committee (or under the authority conveyed by the Committee) shall be a Participant as of the date designated. Approximately 360 individuals would have participated in the Plan in fiscal 1997 had the Plan been in effect. Written notice of approval for participation shall be given to each key associate so approved as soon as practicable following the date of approval. The Committee may withdraw its approval for participation for a Participant at any time. In the event of such withdrawal, the key associate concerned shall cease to be an active Participant as of the date selected by the Committee and the key associate shall be notified of such withdrawal as soon as practicable following such action. In general, it is expected that key associates who are to be Participants for a Performance Period shall be notified of that fact before the beginning of the Performance Period. However, the Plan reserves the right to include associates without prior notification.

     Each Award to a Covered Associate must contain one or more performance goals, the material terms of which must be disclosed to, and subsequently approved in a separate vote by, the stockholders before the payout is executed, unless they conform to one or any combination of the goals enumerated in the Plan. For each Award to a Covered Associate, the Committee must establish written performance goals prior to the completion of 25% of the period of time for which the goal applies, or such earlier date as required under Section 162(m) of the Code. For the fiscal year beginning February 1, 1998, the Award payable to Messrs. Kelley, Glazer, Bell, Potter and Freidenberg is determined under a payout table based on earnings per share criteria established by the Committee. The payout table is based upon objective and specific criteria reflected in the Company's financial statements as reported in the Company's Annual Report. In the event the Company's earnings per share exceeds the minimum threshold established in the payout table, the achieved earnings per share is applied to the payout table resulting in a bonus percentage which, in turn, is multiplied by a Participant's base salary to compute the bonus amount. Application of this formula would have resulted in the bonuses described in the table below for the last completed fiscal year had the Plan been in effect.

               1998 CONSOLIDATED STORES CORPORATION KEY ASSOCIATE
                  ANNUAL INCENTIVE COMPENSATION PLAN BENEFITS

                     NAME AND POSITION                        DOLLAR VALUE
                     -----------------                        ------------
William G. Kelley...........................................   $1,445,000
  Chairman of the Board and Chief Executive Officer
Michael L. Glazer...........................................      930,000
  President
Albert J. Bell..............................................      306,000
  Executive Vice President, General Counsel and Secretary
Michael J. Potter...........................................      306,000
  Executive Vice President and Chief Financial Officer
Charles C. Friedenberg......................................      153,000
  Sr. Vice President, Merchandising
All executive officers as a group...........................    3,820,650
All non-executive directors as a group......................            0
All non-executive officer employees as a group..............    2,658,070

     In lieu of Awards based on a percentage of Base Salary, Awards may be based on a percentage or share of an Award pool. In such event, the Committee (or its designee) must determine the total dollar amount available for Awards (or a formula to calculate the total dollar amount available) known as an Award pool. The Committee, in it sole discretion, may establish two or more separate Award pools and assign the Participants to a particular Award pool. The Committee (or its designee) must also establish a written performance payout table or formula detailing the Award pool and the payout (or payout formula) based upon the relative level of attainment of performance goals. Each payout table or formula shall (a) be based on a comparison of actual performance to the performance goals, (b) provide the amount of a Participant's Award or total pool dollars available (or a formula to calculate pool dollars available), if the performance goals for the Performance Period are achieved, and (c) provide for an actual Award (which may be based on a formula to calculate the percentage of the pool to be awarded to a particular Participant) based on the extent to which the performance goals were achieved. The payout table or formula may include a "floor" which is the level of achievement of the performance goals in which payout begins. In the case of Awards which are stated in terms of a percentage of an Award pool, the sum of the individual percentages for all Participants in the pool cannot exceed 100 percent. In no case shall a reduction in an Award of one Participant result in an increase in another Participant's Award.

     After the end of each Performance Period or such earlier date if the respective performance goals are achieved, the Committee shall certify to that effect in writing, prior to the unconditional payment of any Award. The Committee (or its designee) shall then determine the actual Award for each Participant relative to the level of achievement of the respective performance goals. The Committee, in its discretion, may cancel or decrease an Award, but may not under any circumstances increase such Award with respect to any participant who is a "Covered Employee". Any other provision of the Plan notwithstanding, the maximum aggregate Award a Participant may earn for a particular Fiscal Year is $3,000,000.

     The Committee may authorize a Conditional Payment of a Participant's Award based upon the Committee's good faith determination. Conditional Payments to "Covered Employees" shall only be made in circumstances where the Covered Associate's compensation deduction will not be jeopardized under IRC 162(m). In the event that a performance goal is not achieved, the Participant is required under the plan to return an amount of the Conditional Payment to the Company equal to the Conditional Payment less the Award payment that has vested, if any.

     The Plan allows Participants to defer payment of Awards, provided that the election to defer is made prior to the beginning of the period to which the Award applies, and provided that any other requirements established by the Committee are satisfied. Elections to defer payment are treated as irrevocable by the Plan.

     The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, except as to those terms or provisions that are required by Section 162(m) of the Code to be approved by the Company's stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE 1998 CONSOLIDATED STORES CORPORATION KEY ASSOCIATE ANNUAL INCENTIVE COMPENSATION PLAN.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP to be the independent auditors of the Company and its subsidiaries for the fiscal year ending January 30, 1999. Deloitte & Touche LLP acted as the Company's independent auditors for fiscal years ended January 31, 1998, and February 1, 1997. A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Stockholders, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the 1999 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 and the Company's By-laws. To be eligible for inclusion, stockholder proposals must be received by the Company at its principal executive offices not later than December 14, 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

     On February 1, 1997, the last day of the Company's fiscal 1996, options to acquire the Company's Common Stock were granted, in varying amounts, to the Company's executive officers. Although all stock options granted in fiscal 1996 were disclosed in the Company's 1997 Proxy, the Company's executive officers inadvertently reported the receipt of stock options granted in fiscal 1996 in an untimely manner. Specifically, Mr. Bell, Mr. Freidenberg, Mr. Glazer, C. Matthew Hunnell (former Sr. Vice President), Mr. Kelley, James McGrady, Vice President and Treasurer of the Company, Mr. Potter and Mark D. Shapiro, Vice President and Controller of the Company, each unintentionally reported the receipt of the options in a late report.

     Also, inadvertently, Mr. Bell, Mr. Potter and Salvatore Vasta, Sr. Vice President of a subsidiary of the Company, failed to timely report a transaction involving the exercise of options. Similarly, Alan Chaikin, Executive Vice President of a subsidiary of the Company, and Mr. Shapiro failed to timely report two transactions involving the exercise of options. Finally, Messrs. McGrady and Potter failed to timely report the receipt of stock options granted in fiscal 1995, and the Company's outside directors, with the exception of Mr. Berman, failed to timely report options granted in both fiscal 1995 and 1996.

     To the Company's knowledge, all other Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners during fiscal 1997 have been complied with. Recognizing the importance of compliance with Section 16(a), the Company implemented new procedures and replaced personnel responsible for Section 16 compliance to assure timely reporting in the future.

                                 OTHER MATTERS

     This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this statement and the accompanying notice and form of proxy to all stockholders of record on the record date, the Company will request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold shares of Common Stock of the Company in order that such shares may be voted. Solicitation may also be made by the Company's officers and regular employees personally or by telephone or telegraph. The cost of the solicitation will be incurred by the Company. The Company has also retained Georgeson & Company Inc. to aid in the solicitation of proxies for a fee estimated to be $8,000, plus reasonable out-of-pocket expenses.

     If the accompanying form of proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specifications, they will be voted to elect all nine nominees as set forth under Proposal One, and to approve Proposals Two and Three.

     The presence of any stockholder at the Annual Meeting will not operate to revoke his proxy. A proxy may be revoked at any time before it is exercised by filing with the secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and giving notice of revocation to the secretary of the meeting, either in writing or in open meeting.

     If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the Annual Meeting.

     By order of the Board of Directors.

April 15, 1998
                                        Albert J. Bell,
                                        Executive Vice President,
                                        General Counsel and Secretary

                      (This page intentionally left blank)

                                   APPENDIX A

             THE 1998 CONSOLIDATED STORES CORPORATION KEY ASSOCIATE

                       ANNUAL INCENTIVE COMPENSATION PLAN

1. NAME

     The 1998 Consolidated Stores Corporation Key Associate Annual Incentive Compensation Plan (the "Plan").

2. PURPOSE

     The Plan is designed to (i) assist Consolidated Stores Corporation in attracting, retaining and motivating employees, (ii) align Participants' interests with those of the Corporation's stockholders and (iii) qualify compensation paid to Participants who are "Covered Employees" as "other performance-based compensation" within the meaning of section 162(m) of the IRC or a successor provision.

3. DEFINITIONS

     "Award" means a payment subject to the provisions of this plan.

     "Base Salary" means as to a Performance Period, a Participant's actual gross salary rate in effect on the Determination Date. Such salary shall be before (1) deductions for taxes and benefits, and (2) deferrals of salary pursuant to Company-sponsored plans.

     "Beneficiary" means the person or persons entitled to receive the interest of a Participant in the event of the Participant's death.

     "Board" means the Board of Directors of Consolidated Stores Corporation, a Delaware Corporation.

     "Change of Control" means a change of control as defined in the Consolidated Stores Corporation Stockholder Rights Plan dated April 18, 1989, as from time-to-time amended or any successor thereto.

     "Committee" means the Compensation Committee of the Board, which shall consist of not less than two (2) members of the Board each of whom is a "disinterested person" as defined in Securities and Exchange Commission Rule 16b-3(c)(2)(i), or as such term may be defined in any successor regulation under
Section 16 of the Securities Exchange Act of 1934, as amended. In addition, each member of the Committee shall be an outside director within the meaning of
Section 162(m) of the IRC.

     "Common Stock" means the common stock of Consolidated Stores Corporation, a Delaware Corporation, its successors and assigns.

     "Company" means Consolidated Stores Corporation, a Delaware Corporation, its successors and assigns and any corporation which shall acquire substantially all its assets. In addition, Company shall include any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

     "Conditional Payment" means prepaying an Award before the date of current payment in section 6.2 and subjects the prepayment (or a portion thereof) to possible return to the Company.

     "Covered Associate(s)" means the chief executive officer (or an individual acting in such capacity) as of the end of the Fiscal Year and any other employee whose total compensation for the Fiscal Year is required to be reported to stockholders under the Securities Exchange Act of 1934 by reason of such employee being among the four highest compensated officers (other than the chief executive officer or other individual acting in such capacity) for the Fiscal Year.

     "Determination Date" means as to a Performance Period: (1) the first day of the Performance Period, or (2) such other date set by the Committee provided such date will not jeopardize the Plan's Award as performance-based compensation under IRC 162(m).

     "Eligible Position" means an employment position with the Company which provides the employee in the position the opportunity to participate in the Plan. The Committee or its designee determines Eligible Positions.

     "Fiscal Year" means a fiscal year of the Company (currently comprised of a 52/53 week fiscal year which ends on the Saturday nearest to January 31).

     "IRC" means the Internal Revenue Code of 1986, as amended.

     "Participant" means a key associate of the Company who has been approved for participation in the Plan by the Committee (or its designee) or a key associate of a partnership designated by the Committee which the Company maintains 50% or more profit sharing, loss sharing and ownership of capital interests or a key associate of a limited liability company (LLC) in which the Company maintains a 50% or more ownership interest.

     "Performance Period" means the Fiscal Year except in the following cases:

          (1) The associate's service period within a Fiscal Year in the case of a new hire or promoted associate; or

          (2) A period of service determined at the discretion of the Committee (or its designee in the case of associates who are not Covered Associates).

4. ELIGIBILITY AND PARTICIPATION

  4.1 Approval

     Each key associate of the Company who is approved for participation in the Plan by the Committee (or under the authority conveyed by the Committee) shall be a Participant as of the date designated. Written notice of such approval shall be given to each key associate so approved as soon as practicable following date of approval.

  4.2 Termination of Approval

     The Committee may withdraw its approval for participation for a Participant at any time. In the event of such withdrawal, the key associate concerned shall cease to be an active Participant as of the date selected by the Committee and the key associate shall be notified of such withdrawal as soon as practicable following such action.

  4.3 Notification

     In general, it is expected that key associates who are to be Participants for a Performance Period shall be notified of that fact before the beginning of the Performance Period. However, the Plan reserves the right to include associates without prior notification.

  4.4 Transfers In, Out of and Between Eligible Positions

          (1) A key associate may be approved for participation during a portion of a Fiscal Year.

           (a) With respect to associates that are not Covered Associates, an associate newly hired or transferred into an Eligible Position shall have his/her participation prorated during the first Fiscal Year provided employment or transfer occurs at least two months prior to the end of the Fiscal Year.

           (b) An associate (other than a Covered Associate) transferred out of an Eligible Position may receive a prorated Award at the discretion of the Committee provided he/she served in the Eligible Position for at least two full months during the Fiscal Year.

           (c) With respect to Covered Associates approved for participation during a portion of a Fiscal Year, see Section 5.3 as it would relate to Performance Periods that are not equivalent to a Fiscal Year.

          (2) Participants (which are not Covered Associates) transferring between Eligible Positions having different Award formulas will receive Awards prorated to months served in each Eligible Position. For Covered Associates transferring between Eligible Positions, Section 5.3 shall apply to each respective Performance Period applicable to the particular position.

  4.5 Termination of Employment

     Unless otherwise determined by the Committee (or its designee in the case of Participants who are not Covered Associates), or in the case of amounts accumulated in the various accounts under Section 6.4 of this Plan or as required by applicable law, no payment pursuant to this Plan shall be made to a Participant unless the Participant is employed by the Company on the day on which payments determined under section 6.2 are in fact made (or would have been made if a deferred payment election under section 6.4--(1) had not been executed).

     The Committee shall have the discretion not to make or to reduce an Award for a Plan Year for a Participant whose employment with the Company terminated during the Plan Year due to retirement, disability, or death.

5. DETERMINATION OF AWARDS

     5.1 In addition to Section 4.5, Awards will vest solely on account of: (1) the attainment of one or more pre-established performance goals/targets and (2) the certification described in Section 5.6.

     5.2 With respect to Awards for Covered Associates, the material terms of the performance goal(s) must be disclosed to, and subsequently approved by, the stockholders before the payout is executed, unless they conform to one or any combination of the following goals/targets:

          (a) Income (loss) per common share from continuing operations as disclosed in the Company's annual report to stockholders for a particular Fiscal Year; or

          (b) Income (loss) per common share from income as disclosed in the Company's annual report to stockholders for a particular Fiscal Year; or

          (c) Income (loss) per common share or income (loss) per common share from continuing operations excluding (i) extraordinary charge(s); and/or
     (ii) any accruals for restructuring programs, merger integration costs, or merger transaction costs; and/or (iii) other unusual or infrequent items (whether gains or losses) as defined by generally accepted accounting principles (GAAP) which are disclosed as a separate component of income or loss on the face of the income statement or as may be disclosed in the notes to the financial statements (hereinafter "EPS"); or

          (d) Ratio of (i) operating profit, or other objective and specific income (loss) category results to (ii) average common shares outstanding. Adjustments to (i) in this paragraph may be made at the time of the goal/target establishment by the Committee in its discretion; or

          (e) Any of items (a), (b), (c) or (d) on a diluted basis as described in Statement of Financial Accounting Standards No. 128 including official interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the face of the income statement or in the notes to the financial statements disclosed in the Company's annual report to stockholders; or

          (f) Common Stock price; or

          (g) Total stockholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of stockholders; or

          (h) Income (loss) (i) from continuing operations before extraordinary charge(s), or (ii) before extraordinary charge(s), or (iii) net, as the case may be, adjusted to remove the effect of any accruals for restructuring programs or other unusual or infrequent items as defined by generally accepted accounting principles (GAAP) disclosed as a separate component of income on the face of the income statement or in the notes to the financial statements; or

          (i) Net income; or

          (j) Percentage increase in comparable store sales as disclosed in the Company's annual report; or

          (k) Any of items (a) through (j) above with respect to any subsidiary, affiliate, business unit or business group of the Company whether or not such information is included in the Company's annual report to stockholders, proxy statement or notice of annual meeting of stockholders; or

          (l) Any of items (a) through (j) above with respect to a Performance Period whether or not such information is included in the Company's annual report to stockholders, proxy statement or notice of annual meetings of stockholders; or

          (m) Total Stockholder Return Ranking Position meaning the relative placement of the Company's Total Stockholder Return compared to those publicly held companies in the company's peer group as established by the Committee prior to the beginning of a vesting period or such later date as permitted under the IRC. The peer group shall be comprised of not less than six (6) companies, including the Company.

With respect to items (a), (b), (c) and (d) above, other terminology may be used for "income (loss) per common share" (such as "Basic EPS", "earnings per common share", "diluted EPS", or "earnings per common share-assuming dilution") as contemplated by Statement of Financial Accounting Standards No. 128.

     5.3 Prior to the completion of 25% of the Performance Period or such earlier date as required under IRC Section 162(m), the Committee shall in its sole discretion, for each such Performance Period determine and establish in writing a performance goal or performance goals (in accordance with Section 5.2) applicable to the Performance Period to any Covered Associate. Within the same period of time, the Committee (or its designee) for each such Performance Period shall determine and establish in writing the performance goal(s) applicable to the Performance Period for Participants who are not Covered Associates. Such preestablished performance goal(s) must state, in terms of an objective formula or standard, the method for computing the amount of the Award payable to the Participant if the goal(s) is (are) obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. The Committee may establish any number of Performance Periods, goals and Awards for any associate running concurrently, in whole or in part, provided, that in so doing the Committee does not jeopardize the Company's deduction for such Awards under IRC Section 162(m).

     5.4 On or prior to the date specified in Section 5.3, the Committee, in its sole discretion, shall either (i) assign each Participant a target Award expressed as a percentage of Base Salary or a whole dollar amount (for Covered Associates, Base Salary must be fixed prior to the establishment of performance goals applicable to a particular Performance Period) or (ii) establish a payout table or formula for purposes of determining the Award (if any) payable to each Participant. The Committee may authorize a designee to establish a payout table or formula for those Participants who are not Covered Associates.

    Each payout table or formula:

          (a) shall be in writing;

          (b) shall be based on a comparison of actual performance to the performance goals;

          (c) may include a "floor" which is the level of achievement of the performance goal in which payout begins; and

          (d) shall provide for an actual Award equal to or less than the Participant's target Award, depending on the extent to which actual performance approached or reached the performance goal(s).

     5.5 In lieu of Awards based on a percentage of Base Salary (Section 5.4), Awards may be based on a percentage or share of an Award pool. The Committee (or its designee) shall determine (by the date specified in Section 5.3) the total dollar amount available for Awards (or a formula to calculate the total dollar amount available) known as an Award pool. The Committee, in it sole discretion, may establish two or more separate Award pools and assign the Participants to a particular Award pool. The Committee (or its designee in the case of Participants who are not Covered Associates) shall establish in writing a performance payout table or formula detailing the Award pool and the payout (or payout formula) based upon the relative level of attainment of performance goals. Each payout table or formula shall (a) be based on a comparison of actual performance to the performance goals, (b) provide the amount of a Participant's Award or total pool dollars available (or a formula to calculate pool dollars available), if the performance goals for the Performance Period are achieved, and (c) provide for an actual Award (which may be based on a formula to calculate the percentage of the pool to be awarded to a particular Participant) based on the extent to which the performance goals were achieved. The payout table or formula may include a "floor" which is the level of achievement of the performance goals in which payout begins. In the case of Awards which are stated in terms of a percentage of an Award pool, the sum of the individual percentages for all Participants in the pool cannot exceed 100 percent. In no case shall a reduction in an Award of one Participant result in an increase in another Participant's Award.

     5.6 After the end of each Performance Period or such earlier date if the performance goal(s)/target(s) are achieved, the Committee shall certify in writing, prior to the unconditional payment of any Award, that the performance goal(s)/target(s) for the Performance Period were satisfied and to what extent they were satisfied. The Committee (or its designee) shall determine the actual Award for each Participant based on the payout table/formula established in section 5.4 or 5.5, as the case may be.

     5.7 The Committee, in its discretion, may cancel or decrease an Award, but with respect to Covered Associates, may not under any circumstances increase such Award.

     5.8 Any other provision of the Plan notwithstanding, the maximum aggregate Award a Participant may earn for a particular Fiscal Year is $3,000,000.

6. PAYMENT OF INCENTIVE AWARDS

  6.1 In General

     Once an Award has vested and the amount thereof determined, payment of the Award (or the portion thereof not deferred under section 6.4) shall be made pursuant to section 6.2 or, if properly and timely elected, shall be deferred in accordance with section 6.4.

  6.2 Current Payment

     A Participant's Award for a Performance Period, which is not deferred in accordance with the provisions of Section 6.4 hereof, and a Participant's Award, whether or not he/she elected deferred-payment thereof, for the Fiscal Year in which his/her employment terminates, shall be paid in cash to the Participant, or his/her Beneficiary in the event of his/her death, between the date on which certification by the Committee was made in accordance with section 5.6 and the 75th day (inclusive) following the end of the Performance Period. Should the Committee elect to postpone the payments for any reason, the Committee may, in its discretion, also elect to pay interest at a reasonable rate (consistent with IRC Section 162(m)) for period between the 75th day following the end of the Performance Period and the day on which the payments are in fact made.

  6.3 Conditional Payment

     The Committee may authorize a Conditional Payment of a Participant's Award based upon the Committee's good faith determination. The Conditional Payment, at the discretion of the Committee (or, except for Covered Associates, under authority granted to its designee) may be discounted to reasonably reflect the time value of money for the prepayment. Conditional Payments to Covered Associates shall only be made in circumstances where the Covered Associate's compensation deduction will not be jeopardized under IRC Section 162(m). The amount of the Conditional Payment that will be returned to the Company is equal to the Conditional Payment less the Award payment that has vested, if any. For example, if the floor (see Section 5.4) was not attained for the performance goal or target for the Performance Period, all of the Conditional Payment made for that Performance Period to the Participant must be returned to the Company. Return of all or a portion of the Conditional Payment shall be made reasonably soon after it is determined the extent to which the performance goal or target was not achieved.

  6.4 Deferred Payment

     6.4--(1) Election

     Before the first day of each Performance Period (or such other date as permissible to properly defer the Award for income tax purposes), a Participant may irrevocably elect in writing to have a part or all of an Award for the year under the Plan (but not less than $1,000) deferred. Such deferred payment shall be credited to a bookkeeping reserve account which shall be established for the Participant and set up on the books of the Company and known as his/her "Interest Account".

     6.4--(2) Credits To Interest Account

     When a Participant has elected to have a part or all of his/her Award credited to an "Interest Account", the unpaid balance in such account shall be credited with a simple annual interest equivalent, as follows: As of the May 1 next following the Fiscal Year for which the deferred Award was made, such Award shall become part of the unpaid balance of such Interest Account. Such Interest Account shall be credited on April 30 of each year with an amount equal to interest on the unpaid balance of such account from time to time outstanding during the year ending on such April 30 at the rate determined by adding together the Three-month Treasury Bill rate on the last banking day prior to the beginning of such year and the Three-month Treasury Bill rate in effect on the last banking days of each of the calendar months of May through March of such year and dividing such total by 12. In the event that the interest Account shall be terminated for any reason prior to April 30 of any year, such account shall upon such termination date be credited with an amount equal to interest at the average Three-month Treasury Bill rate determined as aforesaid on the unpaid balance from time to time outstanding during that portion of such year prior to the date of termination.

     6.4--(3) Alternate Deferral Plans

     The Committee, at its discretion, may provide alternate deferral plans of which Awards under this Plan may be included.

     6.4--(4) Trust Deposits

     The Committee, at its discretion, may establish an irrevocable trust in which the assets of the trust are subject to the general creditors of the Company. Such trust may upon the occurrence of certain events, as determined by the Committee, receive assets equal to the value of all participants Interest Accounts on the date of the event.

     6.4--(5) Distribution Upon Termination of Employment

     Upon termination of a Participant's employment with the Company for any reason, the Participant, or his/her Beneficiary in the event of his/her death, shall be entitled to payment of the entire Interest Account in ten annual installment payments. The amount accumulated in such Participant's Interest Account shall be distributed as hereinafter provided.

     a. The Interest Account shall be paid in cash as follows:

          i. The first annual payment shall be made no earlier than the thirtieth day following the date of termination of employment, and shall be in an amount equal to the value of one-tenth ( 1/10th) of the total amount credited to the Participant's Interest Account as of the end of the month immediately preceding the date of termination.

          ii. A second annual payment shall be made no earlier than the first day of the Fiscal Year following the year during which the first anniversary of the date of termination of employment occurs, and shall be in an amount equal to the value of 1/9th of the amount credited (which includes accumulated interest) to the Participant's Interest Account as of January 1 next following the first anniversary of the termination of employment.

          iii. Each succeeding installment payment shall be determined in a similar manner, i.e., the fraction of Participant's Interest Account balance to be paid out shall increase each year to 1/8, 1/7, etc., until the tenth installment which shall equal the then remaining balance of the account.

     The annual installment payments are intended to qualify the deferred compensation portion of this Plan under Chapter 4 of Title 4, United States Code, Section 114(b)(1)(I).

     6.4--(6) Distribution In Event Of Financial Emergency

     If requested by a Participant while in the employ of the Company and if the Committee (or in the case of Participants who are not Covered Associates, its designee) determines that a financial emergency has occurred in the financial affairs of the Participant, the Interest Account of the Participant on the date the Participant makes the request may be paid out at the sole discretion of the Committee (or its designee) in the same manner it would have been paid out had the Participant terminated his employment with the Company on the date of such request. In the event of a payout due to a financial emergency, a second Interest Account shall be established for the Participant and any Awards made to the Participant thereafter shall be credited to this second Interest Account. The Participant's rights to the second Interest Account shall be the same as his/her rights to the initial Interest Account.

     6.4--(7) Acceleration Of Payment

     Notwithstanding the provisions in Item 6.4--(5) and 6.4--(6), if the amount remaining in a Participant's Interest Account at any time is less than $50,000, or in the event of a financial emergency (including death or disability) occurring in the personal affairs of the Participant, or his/her Beneficiary in case of his/her death, during the payout period, the Committee may elect to accelerate the payout thereafter of the Participant's Interest Account.

     6.4--(8) Beneficiary Designation

     A Participant may designate a Beneficiary who is to receive, upon his/her death or disability, the distributions that otherwise would have been paid to him/her. All designations shall be in writing and shall be effective only if and when delivered to the Secretary of the Company during the lifetime of the Participant. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distribution whether payable before or after the Beneficiary's death, and any distributions remaining upon the Beneficiary's death shall be made to the Beneficiary's estate.

     A Participant may from time to time during his lifetime change his Beneficiary by a written instrument delivered to the Secretary of the Company. In the event a Participant shall not designate a Beneficiary as aforesaid, or if for any reasons such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event the term "Beneficiary" shall include his estate.

     6.4--(9) Corporate Changes

        i. Dissolution or Liquidation of Company

        The Company shall cause the dollar balance of an Interest Account (adjusted to the end of the month immediately preceding the date of dissolution or liquidation) to be paid out in cash in a lump sum to the Participants, or their Beneficiaries as the case may be, within 60 days following the date of dissolution or liquidation of the Company.

        ii. Merger, Consolidation or Sale of Assets

        Notwithstanding anything herein to the contrary, in the event that the Company desires to consolidate with, merge into, sell or otherwise transfer all or substantially all of its assets to another corporation (hereinafter referred to as "Successor Corporation"), such Successor Corporation may assume the obligation under this Plan, provided those appropriate amendments are made to the Plan. In the event the Plan is not continued within a reasonable period of time by the Successor Corporation, then as of the date preceding the date of such consolidation, merger, or transfer, the account of each Participant shall be converted into dollars and distributed as provided in section 6.

7. RIGHTS OF PARTICIPANTS

     No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company by reason of any account under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company hold any funds in reserve or trust to secure payments hereunder. No Participant may assign, pledge, or encumber his/her interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided herein.

     Nothing contained in this Plan shall be construed to:

          A. Give any associate or Participant any right to receive any Award other than in the sole discretion of the Committee;

          B. Give a Participant any rights whatsoever with respect to share(s) of Common Stock of the Company;

8. NO EMPLOYEE RIGHTS

     Nothing in the Plan or participation in the Plan shall confer upon any Participant the right to be employed by the Company or to continue in the employ of the Company, nor shall anything in the Plan, or participation in the Plan amend, alter or otherwise affect any rights or terms of employment or other benefits arising from that employment.

9. ADMINISTRATION

     The Plan shall be administered by the Committee. The Committee may, from time to time, establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan.

10. AMENDMENT OR TERMINATION

     The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, except as to those terms or provisions that are required by IRC Section 162(m) to be approved by the stockholders, or suspend or terminate it entirely; provided, however, that no such modifications, amendment, or suspension or termination may, without the consent of the Participant, or his Beneficiary in the case of his/her death, reduce the right of a Participant, or his/her Beneficiary, as the case may be, to any Payment due under the Plan.

11. TAX WITHHOLDING

     The Company shall have the right to deduct from all cash payments any federal, state, or local taxes or other withholding amounts required by law or valid court order to be withheld with respect to such cash payments.

12. EFFECTIVE DATE

     The Plan shall be effective as of February 2, 1998, subject to approval and modification by the Company's stockholders no later than September 1, 1998.

                            CONSOLIDATED STORES CORPORATION

                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MAY 19, 1998 ANNUAL MEETING OF STOCKHOLDERS

           The undersigned hereby appoints William G. Kelley, Michael L. Glazer, and Albert J. Bell, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Stockholders of Consolidated Stores Corporation, to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 A.M. (local time) on May 19, 1998, and thereat, and at any adjournment thereof, to vote and act with respect to all shares of Common Stock of the Company which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

       1. ELECTION OF DIRECTORS

           FOR all nominees listed below                          WITHHOLD AUTHORITY
           (except as marked to the contrary below)  [ ]          to vote for all nominees listed below  [ ]

       Sheldon M. Berman, W. Eric Carlborg, Michael L. Glazer, William G.
        Kelley, David T. Kollat, Brenda J. Lauderback, Nathan P. Morton,
                   Dennis B. Tishkoff and William A. Wickham.

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

       -------------------------------------------------------------------------

              (Continued, and to be dated and signed, on the other side)

                            (Continued from the other side)

                                                                            FOR  AGAINST  ABSTAIN
         2. To approve the 1998 Consolidated Stores Corporation Key         [ ]    [ ]      [ ]
            Associate Annual Incentive Compensation Plan.
         3. In their discretion, to vote upon such other business as        [ ]    [ ]      [ ]
            may properly come before the meeting.

                                                   Date:                  , 1998

                                                   -----------------------------

                                                   -----------------------------
                                                          Signature(s) of
                                                          Stockholder(s)

                                                   PLEASE SIGN AS YOUR NAME OR
                                                   NAMES APPEAR HEREON. WHEN
                                                   SIGNING AS ATTORNEY,
                                                   EXECUTOR, ADMINISTRATOR,
                                                   TRUSTEE OR GUARDIAN, PLEASE
                                                   GIVE YOUR FULL TITLE. IF A
                                                   CORPORATION, PLEASE SIGN IN
                                                   FULL CORPORATE NAME.